Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
General Dynamics Corporation
American Overseas Marine Company, LLC
Bath Iron Works Corporation
Electric Boat Corporation
General Dynamics Government Systems Corporation
General Dynamics Land Systems Inc.
General Dynamics Ordnance and Tactical Systems, Inc.
General
Dynamics-OTS,
Inc.
Gulfstream Aerospace Corporation
National Steel and Shipbuilding Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Debt	4.950% Notes Due 2035	Rule 457(r)	$750,000,000	99.594%	$746,955,000	0.00015310	$114,359

	Other	Guarantees of 4.950% Notes Due 2035 (1)	Rule 457(n)	—	—	—	—	—

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$746,955,000		$114,359

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$114,359

(1)
American Overseas Marine Company, LLC, Bath Iron Works Corporation, Electric Boat Corporation, General Dynamics Government Systems Corporation, General Dynamics Land Systems Inc., General Dynamics Ordnance and Tactical Systems, Inc., General
Dynamics-OTS,
Inc., Gulfstream Aerospace Corporation and National Steel and Shipbuilding Company guarantee the 4.950% Notes due 2035 of General Dynamics Corporation. No separate consideration will be received for any guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is required to be paid in respect of the guarantees.